Exhibit 99.1

Helen of Troy Limited Reports Fourth Quarter Fiscal 2022 Results

Consolidated Net Sales Growth of 14.3%; Core Net Sales Growth of 17.2%
GAAP Diluted EPS of $1.64; Core Adjusted Diluted EPS Growth of 76.8%

Full Year Core Net Sales Growth and Adjusted Diluted EPS Growth Above
Phase II Long-Term Targets On Top of Fiscal 2021 Elevated Base

Initiates Fiscal 2023 Outlook:
Consolidated Net Sales Growth of 6.8%-8.8%; Core Net Sales Growth of 8.5%-10.5%
Consolidated Diluted EPS of $9.92-$10.38
Core Adjusted Diluted EPS of $12.73-$13.03; Growth of 4.5%-7.0%

El Paso, Texas, April 27, 2022 — Helen of Troy Limited (NASDAQ: HELE), designer, developer and worldwide marketer of consumer brand-name home, outdoor, health, wellness, and beauty products, today reported results for the three-month period ended February 28, 2022.

In the fourth quarter of fiscal 2022, the Company changed the names of two of its segments to align with the growth in certain product offerings and brands. The previously named “Housewares” segment was changed to “Home & Outdoor,” and the previously named “Health & Home” segment was changed to “Health & Wellness.” There were no changes to the products or brands included within the segments as part of these name changes.

Executive Summary – Fourth Quarter of Fiscal 2022 Compared to Fiscal 2021 and Fiscal 2020

•Consolidated net sales revenue of $582.0 million, an increase of 14.3% from fiscal 2021 and an increase of 31.6% from fiscal 2020

•Core net sales increase of 17.2% from fiscal 2021 and an increase of 37.1% from fiscal 2020

•GAAP diluted EPS of $1.64, compared to $0.90 for the same period last year and $(0.13) in fiscal 2020

•Non-GAAP Core adjusted diluted EPS of $2.51, an increase of 76.8% from fiscal 2021 and an increase of 45.1% from fiscal 2020

•Non-GAAP adjusted diluted EPS of $2.51, an increase of 59.9% from fiscal 2021 and an increase of 33.5% from fiscal 2020

•Net cash provided by operating activities of $145.9 million

Executive Summary - Fiscal 2022 Compared to Fiscal 2021 and Fiscal 2020

•Consolidated net sales revenue of $2.22 billion, an increase of 5.9% from fiscal 2021 and an increase of 30.2% from fiscal 2020

•Core business net sales growth of 8.4% from fiscal 2021 and an increase of 35.5% from fiscal 2020

•GAAP diluted EPS of $9.17, compared to $10.08 for the same period last year and $6.02 in fiscal 2020

•Non-GAAP Core adjusted diluted EPS of $12.18, an increase of 10.4% from fiscal 2021 and an increase of 39.7% from fiscal 2020

•Non-GAAP adjusted diluted EPS of $12.36, an increase of 6.1% from fiscal 2021 and an increase of 32.9% from fiscal 2020

•Net cash provided by operating activities of $140.8 million, compared to $314.1 million for the same period last year, primarily due to cash used for inventory purchases

Julien R. Mininberg, Chief Executive Officer, stated: “Our fourth quarter results significantly outperformed our expectations in each business segment, delivering an exceptionally strong finish to our fiscal year. We are very proud that fiscal 2022 marks another year of top and bottom line growth well ahead of our Phase II targets, despite the global pandemic, supply chain disruption, inflation, the EPA matter, and the elevated base.”

Mr. Mininberg continued: “Looking back over the first three years of Phase II, core net sales and core adjusted diluted EPS increased by 50% and 68%, respectively. We believe our performance so far in Phase II illustrates the strength of our strategic choices, the power of our diversified portfolio, the return on investments in our Leadership Brands and shared services, and the winning culture and organization we have built. We are proud that our results contributed to total shareholder returns significantly ahead of our proxy peer group since the start of Phase II, and all through Phase I.”

Mr. Mininberg concluded: “As we now begin the fourth year of Phase II, we are pleased to be able to provide our outlook for continued top and bottom-line growth in fiscal 2023. We expect our recent acquisitions of Osprey and Curlsmith will drive revenue and adjusted EPS growth and further expand margins. Our outlook includes our current assessment of the impact from continued widespread inflation on input costs and consumer buying power, further supply chain disruption, and expected rising interest rates. Our outlook also reflects the work we have done with our supply chain partners, cost mitigation measures, pre-negotiated sea freight contracts, and price increases. We will continue to make thoughtful spending choices that support the most important opportunities for our brands, cost efficiency projects, new capabilities, and further scalability for our shared services. We believe this approach will help us continue creating incremental value for shareholders in the remaining two years of Phase II and beyond.”

	Three Months Ended Last Day of February,
(in thousands)	Home & Outdoor	Health & Wellness	Beauty	Total
Fiscal 2021 sales revenue, net	$162,463	$228,623	$118,289	$509,375
Organic business (1)	24,683	(388)	25,910	50,205
Impact of foreign currency	(672)	(630)	(631)	(1,933)
Acquisition (2)	24,373	—	—	24,373
Change in sales revenue, net	48,384	(1,018)	25,279	72,645
Fiscal 2022 sales revenue, net	$210,847	$227,605	$143,568	$582,020

Total net sales revenue growth (decline)	29.8%	(0.4)%	21.4%	14.3%
Organic business	15.2%	(0.2)%	21.9%	9.9%
Impact of foreign currency	(0.4)%	(0.3)%	(0.5)%	(0.4)%
Acquisition	15.0%	—%	—%	4.8%

Operating margin (GAAP)
Fiscal 2022	10.7%	4.2%	12.6%	8.7%
Fiscal 2021	10.0%	(0.7)%	8.5%	4.8%
Adjusted operating margin (non-GAAP)
Fiscal 2022	13.1%	10.2%	15.2%	12.5%
Fiscal 2021	11.7%	0.7%	18.9%	8.4%

	Three Months Ended Last Day of February,			% Change
(in thousands, except per share data) (unaudited)	2022	2021	2020	FY22/FY21	FY22/FY20
Consolidated net sales revenue	$582,020	$509,375	$442,365	14.3%	31.6%
Core business net sales revenue (3)	578,141	493,458	421,640	17.2%	37.1%
Leadership Brand net sales revenue (4)	480,391	417,931	347,713	14.9%	38.2%
Online channel net sales revenue (5)	162,107	140,016	107,329	15.8%	51.0%

Consolidated Diluted EPS	$1.64	$0.90	$(0.13)	82.2%	*
Consolidated Adjusted Diluted EPS (non-GAAP) (6)	2.51	1.57	1.88	59.9%	33.5%
Core Adjusted Diluted EPS (non-GAAP) (3) (6)	2.51	1.42	1.73	76.8%	45.1%
*    Calculation is not meaningful.

	Year Ended Last Day of February,			% Change
(in thousands, except per share data) (unaudited)	2022	2021	2020	FY22/FY21	FY22/FY20
Consolidated net sales revenue	$2,223,355	$2,098,799	$1,707,432	5.9%	30.2%
Core business net sales revenue (3)	2,189,239	2,020,453	1,615,094	8.4%	35.5%
Leadership Brand net sales revenue (4)	1,810,249	1,706,545	1,360,059	6.1%	33.1%
Online channel net sales revenue (5)	531,114	538,191	407,230	(1.3)%	30.4%

Consolidated Diluted EPS	$9.17	$10.08	$6.02	(9.0)%	52.3%
Consolidated Adjusted Diluted EPS (non-GAAP) (6)	12.36	11.65	9.30	6.1%	32.9%
Core Adjusted Diluted EPS (non-GAAP) (3) (6)	12.18	11.03	8.72	10.4%	39.7%

Consistent with its strategy of focusing resources on its Leadership Brands, during the fourth quarter of fiscal 2020, the Company committed to a plan to divest certain assets within its Beauty segment’s mass channel personal care business (“Personal Care”). On June 7, 2021, the Company completed the sale of its Personal Care business, not including the Latin America and Caribbean regions, to HRB Brands LLC, for $44.7 million in cash. Accordingly, the Company continued to classify the identified net assets of the Latin America and Caribbean Personal Care businesses as held for sale in its fiscal 2022 financial statements. Subsequent to its fiscal 2022 year end, on March 25, 2022, the Company completed the sale of the Latin America and Caribbean Personal Care businesses to HRB Brands LLC, for $1.8 million in cash.

The Company defines Core business as strategic business that it expects to be an ongoing part of its operations, and Non-Core business as business or net assets (including net assets held for sale) that it expects to divest within a year of its designation as Non-Core. Sales from the Latin America and Caribbean Personal Care businesses are included in Non-Core business for all periods presented and sales from the North America Personal Care business are included in Non-Core business for all periods presented through June 7, 2021.

	Three Months Ended Last Day of February,
(in thousands)	Home & Outdoor	Health & Wellness	Beauty	Total
Fiscal 2021 sales revenue, net	$162,463	$228,623	$118,289	$509,375
Core business (3)	48,384	(1,018)	37,317	84,683
Non-Core business (Personal Care) (3)	—	—	(12,038)	(12,038)
Change in sales revenue, net	48,384	(1,018)	25,279	72,645
Fiscal 2022 sales revenue, net	$210,847	$227,605	$143,568	$582,020

Total net sales revenue growth (decline)	29.8%	(0.4)%	21.4%	14.3%
Core business	29.8%	(0.4)%	31.5%	16.6%
Non-Core business (Personal Care)	—%	—%	(10.2)%	(2.4)%

Consolidated Results - Fourth Quarter Fiscal 2022 Compared to Fourth Quarter Fiscal 2021

•Consolidated net sales revenue increased $72.6 million, or 14.3% to $582.0 million compared to $509.4 million. The growth was driven by an increase from Organic business of $50.2 million, or 9.9%, and from the acquisition of Osprey Packs, Inc. (“Osprey”) of $24.4 million, or 4.8%. The Organic business increase primarily reflects higher brick and mortar and online channel sales in the Home & Outdoor and Beauty segments due primarily to strong consumer demand, approximately $20 million of accelerated retailer orders to improve inventory levels and in anticipation of price increases, higher sales in the club and closeout channels, the impact of customer price increases related to rising freight and product costs, growth in consolidated international sales, and the favorable comparative impact of orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to Winter Storm Uri. These factors were partially offset by a decrease in sales in the Health & Wellness segment as a result of stronger COVID-19 driven demand for healthcare and healthy living products, primarily in thermometry and air filtration, in the comparative prior year period, and a net sales revenue decline in Non-Core business primarily due to the sale of the North America Personal Care business during the second quarter of fiscal 2022.

•Consolidated gross profit margin decreased 2.6 percentage points to 42.6%, compared to 45.2%. The decrease was primarily due to the net dilutive impact of inflationary costs and related customer price increases, EPA compliance costs of $4.0 million, higher inventory obsolescence expense, and a less favorable channel mix within the Beauty segment. These factors were partially offset by a more favorable brand mix within the Home & Outdoor segment and a favorable mix of more Home & Outdoor and Beauty segment sales within consolidated net sales revenue.

•Consolidated selling, general and administrative expense (“SG&A”) ratio decreased 4.7 percentage points to 34.0%, compared to 38.7%. The decrease was primarily due to a decrease in marketing expense and the favorable leverage impact of net sales growth. These factors were partially offset by EPA compliance costs of $7.4 million in the Health & Wellness segment, an increase in annual incentive compensation expense, and higher outbound freight costs.

•Consolidated operating income was $50.4 million, or 8.7% of net sales revenue, compared to $24.5 million, or 4.8% of net sales revenue. The increase in consolidated operating margin was primarily due to a decrease in marketing expense in the Health & Wellness segment, the favorable comparative impact of asset impairment charges recorded in the prior year period and lower marketing expense in the Beauty segment, lower distribution expense and a more favorable brand mix in the Home & Outdoor segment, favorable consolidated operating leverage, and a favorable mix of more Home & Outdoor and Beauty segment sales within consolidated net sales revenue. These factors were partially offset by EPA compliance costs of $11.4 million, the net dilutive impact of inflationary costs and related customer price increases, increased inventory obsolescence expense, an increase in annual incentive compensation expense, higher outbound freight costs, and a less favorable channel mix within the Beauty segment.

•Income tax expense as a percentage of income before tax was 15.6%, compared to income tax benefit as a percentage of income before tax of 2.7%. The year-over-year change was primarily due to shifts in the mix of taxable income in the Company’s various tax jurisdictions, higher taxes associated with the Company’s Macao subsidiary, the comparative impact of tax benefits recognized on impairment charges in the prior year period, and differences in the Company’s fiscal 2021 actual year-to-date results as compared to estimates used to calculate the estimated annual effective tax rate for the Company’s fiscal 2021 third quarter results.

•Net Income was $39.8 million, compared to $22.2 million. Diluted EPS was $1.64 compared to $0.90. The increase in diluted EPS was primarily due to higher operating income in all segments and lower weighted average diluted shares outstanding. These factors were partially offset by an increase in the effective income tax rate and higher interest expense.

•Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) increased 61.9% to $78.7 million compared to $48.6 million.

On an adjusted basis for the fourth quarters of fiscal 2022 and 2021, excluding acquisition-related expenses, asset impairment charges, EPA compliance costs, restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income increased $29.8 million, or 69.5%, to $72.6 million, or 12.5% of net sales revenue, compared to $42.9 million, or 8.4% of net sales revenue. The 4.1 percentage point increase in adjusted operating margin was primarily driven by a decrease in marketing expense in the Health & Wellness and Beauty segments, lower distribution expenses and a favorable brand mix in the Home & Outdoor segment, favorable consolidated operating leverage, and a favorable mix of more Home & Outdoor and Beauty segment sales within consolidated net sales revenue. These factors were partially offset by the net dilutive impact of inflationary costs and related customer price increases, higher inventory obsolescence expense, an increase in annual incentive compensation expense, higher outbound freight costs, and a less favorable channel mix within the Beauty segment.

•Adjusted income increased $22.1 million, or 56.9%, to $60.8 million, compared to $38.8 million. Adjusted diluted EPS increased 59.9% to $2.51, compared to $1.57. The increase in adjusted diluted EPS was primarily due to higher adjusted operating income in the Home & Outdoor and Health & Wellness segments and lower weighted average diluted shares outstanding. These factors were partially offset by lower adjusted operating income in the Beauty segment, an increase in the effective income tax rate and higher interest expense.

Segment Results - Fourth Quarter Fiscal 2022 Compared to Fourth Quarter Fiscal 2021

Home & Outdoor net sales revenue increased $48.4 million, or 29.8%, to $210.8 million, compared to $162.5 million. The growth was driven by an increase from Organic business of $24.7 million, or 15.2%, and growth from the acquisition of Osprey of $24.4 million, or 15.0%. The Organic business increase was primarily due to higher brick and mortar and online channel sales driven by strong consumer demand, accelerated retailer orders to improve inventory levels and in anticipation of price increases, higher sales in the club and closeout channels, the impact of customer price increases related to rising freight and product costs, growth in international sales, and the favorable comparative impact of COVID-19 reduced store traffic and orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to Winter Storm Uri. Operating income increased 39.7% to $22.6 million, or 10.7% of segment net sales revenue, compared to $16.2 million, or 10.0% of segment net sales revenue. The 0.7 percentage point increase was primarily due to favorable operating leverage, a more favorable brand mix and a decrease in distribution expense. These factors were partially offset by the net dilutive impact of inflationary costs and related customer price increases, higher inventory obsolescence expense, increased personnel expense, higher acquisition-related expenses, and higher amortization expense. Adjusted operating income increased 45.2% to $27.5 million, or 13.1% of segment net sales revenue, compared to $19.0 million, or 11.7% of segment net sales revenue.

Health & Wellness net sales revenue decreased $1.0 million, or 0.4%, to $227.6 million, compared to $228.6 million. The decline was driven by a decrease from Organic business of $0.4 million, or 0.2%, primarily due to a decrease in sales of thermometers and air filtration products due to stronger COVID-19 driven demand for healthcare and healthy living products in the comparative prior year period. These factors were partially offset by an increase in sales of fans, higher humidification product sales due to the COVID-19 Omicron variant surge, and the impact of customer price increases related to rising freight and product costs. Operating income was $9.6 million, or 4.2% of segment net sales revenue, compared to operating loss of $1.7 million, or 0.7% of segment net sales revenue. The 4.9 percentage point increase in segment operating margin was primarily due to a decrease in marketing expense, lower new product development expense, lower royalty expense, and a decrease in amortization expense. These factors were partially offset by EPA compliance costs of $11.4 million, an increase in outbound freight costs, increased inventory obsolescence expense, higher distribution expense, a less favorable product mix, and the net dilutive impact of inflationary costs and related customer price increases. Adjusted operating income increased to $23.3 million, or 10.2% of segment net sales revenue, compared to $1.5 million, or 0.7% of segment net sales revenue.

Net sales revenue from Beauty Core business increased $37.3 million, or 31.5%, primarily reflecting higher brick and mortar and online channel sales driven by strong consumer demand and accelerated retailer orders to improve inventory levels and in anticipation of price increases, an increase in closeout channel sales, new product introductions, higher international sales. Total Beauty segment net sales revenue increased $25.3 million, or 21.4%, to $143.6 million, compared to $118.3 million primarily due to Core business growth partially offset by the sale of the Non-Core North America Personal Care business during the second quarter of fiscal 2022. Operating income was $18.2 million, or 12.6% of segment net sales revenue, compared to $10.0 million, or 8.5% of segment net sales revenue. The 4.1 percentage point increase in segment operating margin reflects favorable operating leverage, the favorable comparative impact of asset impairment charges recorded in the prior year period, a decrease in marketing expense, and lower amortization expense. These factors were partially offset by a less favorable channel mix, the net dilutive impact of inflationary costs and related customer price increases, higher royalty expense, and an increase in annual incentive compensation expense. Adjusted operating income decreased 2.5% to $21.8 million, or 15.2% of segment net sales revenue, compared to $22.4 million, or 18.9% of segment net sales revenue.

Balance Sheet and Cash Flow Highlights - Fiscal 2022 Compared to Fiscal 2021

•Cash and cash equivalents totaled $33.4 million, compared to $45.1 million.

•Accounts receivable turnover for fiscal 2022 was 72.6 days, compared to 68.6 days for the same period last year.

•Inventory was $558.0 million, compared to $481.6 million. Inventory turnover for fiscal 2022 was 2.3 times, compared to 3.2 times for the same period last year.

•Total short- and long-term debt was $813.2 million, compared to $343.6 million.

•Net cash provided by operating activities for fiscal 2022 was $140.8 million, compared to $314.1 million.

•Net cash used by investing activities of $438.9 million included investments to acquire Osprey for $410.9 million and capital and intangible asset expenditures of $78.0 million, of which $55.8 million was for land and initial construction expenditures related to a new 2 million square foot distribution center. This was partially offset by proceeds from the sale of the Company's North America Personal Care business of $44.7 million.

•Net cash provided by financing activities included share repurchases of common stock in the open market during the fiscal year for $170.7 million.

Subsequent Events

On March 30, 2022, a third-party facility that the Company utilizes for inventory storage incurred severe damage from a weather-related incident. The Company’s inventory stored at this facility primarily relates to the Health & Wellness and Beauty segments. While the inventory is insured, some seasonal inventory and inventory designated for specific customer promotions is currently not accessible, and as a result, may unfavorably impact the Company's net sales revenue in the first half of fiscal 2023. The Company is working with local officials and its insurance provider to understand the extent of the damage, however the building must be assessed and made to be structurally sound before the Company will have access to the inventory and be able to fully assess damages.

On April 22, 2022, the Company completed the acquisition of Recipe Products Ltd., a producer of innovative prestige hair care products for all types of curly and wavy hair under the Curlsmith brand (“Curlsmith”). The total purchase consideration, net of cash acquired, was $150.0 million in cash, subject to certain customary closing adjustments. The acquisition was funded with cash on hand and borrowings under the Company’s existing revolving credit facility.

EPA Update

As previously disclosed, during fiscal 2022, the Company was in discussions with the U.S. Environmental Protection Agency (the “EPA”) regarding the compliance of packaging claims on certain of its products in the air and water filtration categories and a limited subset of humidifier products within the Health & Wellness segment that are sold in the United States. The EPA approved modest changes to labeling claims on packaging of the air and water filtration impacted products, which the Company implemented, and subsequently resumed shipping during fiscal 2022. While the Company resumed normalized levels of shipping of the affected inventory by the end of the third fiscal quarter, the Company is still in process of repackaging the existing inventory of impacted products. Additionally, as a result of continuing dialogue with the EPA, the Company is executing further repackaging and relabeling plans on certain additional humidifier products and certain additional air filtration products.

Executive Leadership Update

To accommodate the significant growth during its Transformation, the Company previously announced that it would be creating a Chief Operating Officer role. Noel Geoffroy will join Helen of Troy as Chief Operating Officer on May 9, 2022 and will oversee the day-to-day business and execution of the major Phase II projects. Ms. Geoffroy joins Helen of Troy with over 25 years of experience as a proven leader in President and General Manager roles at world class companies including Sanofi in Consumer Healthcare, Kellogg, H. J. Heinz, and Procter & Gamble. She is a consumer-centric leader, brand builder, and product innovator with a strong reputation as an inspirational organizational and cultural leader.

Fiscal 2023 Annual Outlook

Due to the sale of the majority of the Personal Care business during the second quarter of fiscal 2022 and the sale of the remaining Latin America and Caribbean Personal Care business on March 25, 2022, the Company is not currently expecting any material activity related to Non-Core business in fiscal 2023. Therefore, the amounts included in its outlook for fiscal 2023 will be shown on a consolidated basis. However, due to the fact that the fiscal 2022 results include material activity related to Non-Core business, the year-over-year growth rates on a consolidated and Core business basis will be different. Where appropriate, the information provided in the outlook will reflect growth rates on both a consolidated and Core business basis. The Company believes that Core business growth is the most relevant basis as it provides the best comparability between historical and future periods.

The Company expects consolidated net sales revenue in the range of $2.38 billion to $2.42 billion, which implies consolidated growth of 6.8% to 8.8% and Core business growth of 8.5% to 10.5%.

The Company’s fiscal year net sales outlook reflects the following expectations by segment:
•Home & Outdoor net sales growth of 19.0% to 21.0%; including net sales from Osprey of $180 million to $185 million;
•Health & Wellness net sales decline of 1.0% to growth of 1.0%; and
•Beauty Core business net sales growth of 4.5% to 7.5%; including net sales from Curlsmith of $30 million to $35 million

The Company expects consolidated GAAP diluted EPS of $9.92 to $10.38 and consolidated non-GAAP adjusted diluted EPS in the range of $12.73 to $13.03, which implies consolidated adjusted diluted EPS growth of 3.0% to 5.4% and Core adjusted diluted EPS growth of 4.5% to 7.0%. This includes adjusted diluted EPS contribution from Osprey of $0.50 to $0.55 and $0.20 to $0.25 from Curlsmith.

The Company’s consolidated net sales and EPS outlooks reflect the following assumptions:
•the severity of the cough/cold/flu season will be in line with pre-COVID historical averages;
•April 2022 foreign currency exchange rates will remain constant for the remainder of the fiscal year;
•the estimated net favorable impact to net sales of approximately $10 million and adjusted diluted EPS of approximately $0.10 related to the EPA matter;
•an estimated unfavorable impact to net sales of approximately $10 million and adjusted diluted EPS of approximately $0.10 due to not being able to ship certain products on a timely basis related to damage to a third party storage facility caused by a severe weather event in March 2022;
•estimated incremental after-tax inflationary cost pressures in the range of $75 million to $80 million, or approximately $3.10 to $3.30 of adjusted diluted EPS
•expected interest expense in the range of $35 million to $36 million due to higher average levels of debt due to recent acquisitions and the expectation the Federal Open Market Committee (“FOMC”) will increase interest rates by 225 basis points during calendar year 2022;
•a reported consolidated GAAP effective tax rate range of 13.0% to 14.0% for the full fiscal year 2023 and a consolidated adjusted effective tax rate range of 11.7% to 12.7%; and
•an estimated weighted average diluted shares outstanding of 24.2 million.

The Company expects capital and intangible asset expenditures of $180 million to $205 million for the full fiscal year 2023 including expected expenditures of $145 million to $170 million related to the construction of a new distribution facility that is expected to be completed by the end of fiscal 2023.

With regard to quarterly cadence, the Company expects the majority of its net sales and adjusted diluted EPS growth to be concentrated in the second and third quarters of fiscal 2023 due primarily to the impact of approximately $20 million of accelerated retailer orders in the fourth quarter of fiscal 2022, the strong net sales and adjusted diluted EPS growth comparisons in the first and fourth quarters of fiscal 2022, and the adverse net sales and earnings impact of the EPA matter in the second and third quarters of fiscal 2022.

The likelihood and potential impact of any additional fiscal 2023 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, additional interest rate increases, material long-term distribution losses and/or customer returns that may arise related to the EPA matter, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Wednesday, April 27, 2022. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on April 27, 2022 until 11:59 p.m. Eastern Time on May 4, 2022 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13728630. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Core and Non-Core Adjusted Operating Income, Core and Non-Core Adjusted Operating Margin, Adjusted Effective Tax Rate, Core Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), Core and Non-Core Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, and Free Cash Flow, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income and cash flows. For additional information see Note 6 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. The Company sometimes refers to these brands as its Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release, in other filings with the SEC, and in certain other oral and written presentations. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “forecasts”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates may occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2022, and in the Company’s other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, a cybersecurity breach, obsolescence or interruptions in the operation of the Company’s central global Enterprise Resource Planning systems and other peripheral information systems, the geographic concentration and peak season capacity of certain U.S. distribution facilities which increase its risk to disruptions that could affect the Company’s ability to deliver products in a timely manner, the Company's ability to successfully manage the demand, supply, and operational challenges associated with the actual or perceived effects of COVID-19 and any similar future public health crisis, pandemic or epidemic, the Company’s ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, actions taken by large customers that may adversely affect the Company’s gross profit and operating results, the Company’s dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, the Company’s dependence on third-party manufacturers, most of which are located in Asia, and any inability to obtain products from such manufacturers, the Company’s ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the current conflict between Russia and Ukraine, and volatility in the global credit and financial markets and economy, the Company’s dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including a future downturn from the effects of COVID-19, risks associated with the use of licensed trademarks from or to third parties, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the Company’s reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, expectations regarding recent acquisitions (including Curlsmith and Osprey) and any future acquisitions or divestitures, including the Company’s ability to realize related synergies along with its ability to effectively integrate acquired businesses or disaggregate divested businesses, the risks of potential changes in laws and regulations, including environmental, employment and health and safety and tax laws, and the costs and complexities of compliance with such laws, the risks associated with increased focus and expectations on climate change and other environmental, social and governance matters, the risks associated with significant changes in or the Company’s compliance with regulations, interpretations or product certification requirements, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the Company’s ability to continue to avoid classification as a Controlled Foreign Corporation, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union’s review of harmful tax competition, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks of significant tariffs or other restrictions being placed on imports from China, Mexico or Vietnam or any retaliatory trade measures taken by China, Mexico or Vietnam, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, significant impairment of the Company’s goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, increased costs of raw materials, energy and transportation, the risks to the Company’s liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets and limitations under its financing arrangements, risks associated with foreign currency exchange rate fluctuations, and projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary in a material amount. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Consolidated Statements of Income (2)
(Unaudited) (in thousands, except per share data)

	Three Months Ended Last Day of February,
	2022		2021
Sales revenue, net	$582,020	100.0%	$509,375	100.0%
Cost of goods sold	333,846	57.4%	279,037	54.8%
Gross profit	248,174	42.6%	230,338	45.2%
Selling, general and administrative expense (“SG&A”)	197,790	34.0%	197,366	38.7%
Asset impairment charges	—	—%	8,452	1.7%
Restructuring charges	—	—%	(5)	—%
Operating income	50,384	8.7%	24,525	4.8%
Non-operating income, net	75	—%	119	—%
Interest expense	3,336	0.6%	3,049	0.6%
Income before income tax	47,123	8.1%	21,595	4.2%
Income tax expense (benefit)	7,329	1.3%	(577)	(0.1)%
Net income	$39,794	6.8%	$22,172	4.4%

Diluted earnings per share (“EPS”)	$1.64		$0.90

Weighted average shares of common stock used in computing diluted EPS	24,259		24,737

	Fiscal Year Ended Last Day of February,
	2022		2021
Sales revenue, net	$2,223,355	100.0%	$2,098,799	100.0%
Cost of goods sold	1,270,168	57.1%	1,171,497	55.8%
Gross profit	953,187	42.9%	927,302	44.2%
SG&A	680,257	30.6%	637,012	30.4%
Asset impairment charges	—	—%	8,452	0.4%
Restructuring charges	380	—%	350	—%
Operating income	272,550	12.3%	281,488	13.4%
Non-operating income, net	260	—%	559	—%
Interest expense	12,844	0.6%	12,617	0.6%
Income before income tax	259,966	11.7%	269,430	12.8%
Income tax expense	36,202	1.6%	15,484	0.7%
Net income	$223,764	10.1%	$253,946	12.1%

Diluted EPS	$9.17		$10.08

Weighted average shares of common stock used in computing diluted EPS	24,410		25,196

Consolidated Statements of Income and Reconciliation of Non-GAAP Financial Measures – Adjusted Operating Income, Adjusted Income and Adjusted Diluted EPS (2) (6)
(Unaudited) (in thousands, except per share data)

	Three Months Ended February 28, 2022
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$582,020	100.0%	$—		$582,020	100.0%
Cost of goods sold	333,846	57.4%	(3,953)	(7)	329,893	56.7%
Gross profit	248,174	42.6%	3,953		252,127	43.3%
SG&A	197,790	34.0%	(7,403)	(7)	179,498	30.8%
			(819)	(8)
			(3,801)	(9)
			(6,269)	(10)
Operating income	50,384	8.7%	22,245		72,629	12.5%
Non-operating income, net	75	—%	—		75	—%
Interest expense	3,336	0.6%	—		3,336	0.6%
Income before income tax	47,123	8.1%	22,245		69,368	11.9%
Income tax expense	7,329	1.3%	1,216		8,545	1.5%
Net Income	$39,794	6.8%	$21,029		$60,823	10.5%

Diluted EPS	$1.64		$0.87		$2.51

Weighted average shares of common stock used in computing diluted EPS	24,259				24,259

	Three Months Ended February 28, 2021
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$509,375	100.0%	$—		$509,375	100.0%
Cost of goods sold	279,037	54.8%	—		279,037	54.8%
Gross profit	230,338	45.2%	—		230,338	45.2%
SG&A	197,366	38.7%	(4,116)	(9)	187,486	36.8%
			(5,764)	(10)
Asset impairment charges	8,452	1.7%	(8,452)	(11)	—	—%
Restructuring charges	(5)	—%	5	(12)	—	—%
Operating income	24,525	4.8%	18,327		42,852	8.4%
Non-operating income, net	119	—%	—		119	—%
Interest expense	3,049	0.6%	—		3,049	0.6%
Income before income tax	21,595	4.2%	18,327		39,922	7.8%
Income tax (benefit) expense	(577)	(0.1)%	1,743		1,166	0.2%
Net income	$22,172	4.4%	$16,584		$38,756	7.6%

Diluted EPS	$0.90		$0.67		$1.57

Weighted average shares of common stock used in computing diluted EPS	24,737				24,737

Consolidated Statements of Income and Reconciliation of Non-GAAP Financial Measures – Adjusted Operating Income, Adjusted Income and Adjusted Diluted EPS (2) (6)
(Unaudited) (in thousands, except per share data)

	Fiscal Year Ended February 28, 2022
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$2,223,355	100.0%	$—		$2,223,355	100.0%
Cost of goods sold	1,270,168	57.1%	(17,728)	(7)	1,252,440	56.3%
Gross profit	953,187	42.9%	17,728		970,915	43.7%
SG&A	680,257	30.6%	(14,626)	(7)	615,825	27.7%
			(2,424)	(8)
			(12,764)	(9)
			(34,618)	(10)
Restructuring charges	380	—%	(380)	(12)	—	—%
Operating income	272,550	12.3%	82,540		355,090	16.0%
Non-operating income, net	260	—%	—		260	—%
Interest expense	12,844	0.6%	—		12,844	0.6%
Income before income tax	259,966	11.7%	82,540		342,506	15.4%
Income tax expense	36,202	1.6%	4,553		40,755	1.8%
Net Income	$223,764	10.1%	$77,987		$301,751	13.6%

Diluted EPS	$9.17		$3.19		$12.36

Weighted average shares of common stock used in computing diluted EPS	24,410				24,410

	Fiscal Year Ended February 28, 2021
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$2,098,799	100.0%	$—		$2,098,799	100.0%
Cost of goods sold	1,171,497	55.8%	—		1,171,497	55.8%
Gross profit	927,302	44.2%	—		927,302	44.2%
SG&A	637,012	30.4%	(17,643)	(9)	592,951	28.3%
			(26,418)	(10)
Asset impairment charges	8,452	0.4%	(8,452)	(11)	—	—%
Restructuring charges	350	—%	(350)	(12)	—	—%
Operating income	281,488	13.4%	52,863		334,351	15.9%
Non-operating income, net	559	—%	—		559	—%
Interest expense	12,617	0.6%	—		12,617	0.6%
Income before income tax	269,430	12.8%	52,863		322,293	15.4%
Income tax expense	15,484	0.7%	13,159		28,643	1.4%
Net Income	$253,946	12.1%	$39,704		$293,650	14.0%

Diluted EPS	$10.08		$1.58		$11.65

Weighted average shares of common stock used in computing diluted EPS	25,196				25,196

Consolidated and Segment Net Sales Revenue
(Unaudited) (in thousands)

	Three Months Ended Last Day of February,
	Home & Outdoor	Health & Wellness	Beauty	Total
Fiscal 2021 sales revenue, net	$162,463	$228,623	$118,289	$509,375
Organic business (1)	24,683	(388)	25,910	50,205
Impact of foreign currency	(672)	(630)	(631)	(1,933)
Acquisition (2)	24,373	—	—	24,373
Change in sales revenue, net	48,384	(1,018)	25,279	72,645
Fiscal 2022 sales revenue, net	$210,847	$227,605	$143,568	$582,020

Total net sales revenue growth (decline)	29.8%	(0.4)%	21.4%	14.3%
Organic business	15.2%	(0.2)%	21.9%	9.9%
Impact of foreign currency	(0.4)%	(0.3)%	(0.5)%	(0.4)%
Acquisition	15.0%	—%	—%	4.8%

	Fiscal Year Ended Last Day of February,
	Home & Outdoor	Health & Wellness	Beauty	Total
Fiscal 2021 sales revenue, net	$727,354	$890,191	$481,254	$2,098,799
Organic business (1)	113,495	(116,690)	96,550	93,355
Impact of foreign currency	622	3,579	2,627	6,828
Acquisition (2)	24,373	—	—	24,373
Change in sales revenue, net	138,490	(113,111)	99,177	124,556
Fiscal 2022 sales revenue, net	$865,844	$777,080	$580,431	$2,223,355

Total net sales revenue growth (decline)	19.0%	(12.7)%	20.6%	5.9%
Organic business	15.6%	(13.1)%	20.1%	4.4%
Impact of foreign currency	0.1%	0.4%	0.5%	0.3%
Acquisition	3.4%	—%	—%	1.2%

Leadership Brand and Other Net Sales Revenue (2)
(Unaudited) (in thousands)

	Three Months Ended Last Day of February,
	2022	2021	$ Change	% Change
Leadership Brand sales revenue, net (4)	$480,391	$417,931	$62,460	14.9%
All other sales revenue, net	101,629	91,444	10,185	11.1%
Total sales revenue, net	$582,020	$509,375	$72,645	14.3%

	Fiscal Year Ended Last Day of February,
	2022	2021	$ Change	% Change
Leadership Brand sales revenue, net (4)	$1,810,249	$1,706,545	$103,704	6.1%
All other sales revenue, net	413,106	392,254	20,852	5.3%
Total sales revenue, net	$2,223,355	$2,098,799	$124,556	5.9%

Consolidated and Segment Net Sales from Core and Non-Core Business (3)
(Unaudited) (in thousands)

	Three Months Ended Last Day of February,
	Home & Outdoor	Health & Wellness	Beauty	Total
Fiscal 2021 sales revenue, net	$162,463	$228,623	$118,289	$509,375
Core business	48,384	(1,018)	37,317	84,683
Non-Core business (Personal Care)	—	—	(12,038)	(12,038)
Change in sales revenue, net	48,384	(1,018)	25,279	72,645
Fiscal 2022 sales revenue, net	$210,847	$227,605	$143,568	$582,020

Total net sales revenue growth (decline)	29.8%	(0.4)%	21.4%	14.3%
Core business	29.8%	(0.4)%	31.5%	16.6%
Non-Core business (Personal Care)	—%	—%	(10.2)%	(2.4)%

	Fiscal Year Ended Last Day of February,
	Home & Outdoor	Health & Wellness	Beauty	Total
Fiscal 2021 sales revenue, net	$727,354	$890,191	$481,254	$2,098,799
Core business	138,490	(113,111)	143,407	168,786
Non-Core business (Personal Care)	—	—	(44,230)	(44,230)
Change in sales revenue, net	138,490	(113,111)	99,177	124,556
Fiscal 2022 sales revenue, net	$865,844	$777,080	$580,431	$2,223,355

Total net sales revenue growth (decline)	19.0%	(12.7)%	20.6%	5.9%
Core business	19.0%	(12.7)%	29.8%	8.0%
Non-Core business (Personal Care)	—%	—%	(9.2)%	(2.1)%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income
to Adjusted Operating Income (Non-GAAP) (6)
(Unaudited) (in thousands)

	Three Months Ended February 28, 2022
	Home & Outdoor (2)		Health & Wellness		Beauty		Total
Operating income, as reported (GAAP)	$22,622	10.7%	$9,601	4.2%	$18,161	12.6%	$50,384	8.7%
Acquisition-related expenses	819	0.4%	—	—%	—	—%	819	0.1%
EPA compliance costs	—	—%	11,356	5.0%	—	—%	11,356	2.0%
Restructuring charges	—	—%	—	—%	—	—%	—	—%
Subtotal	23,441	11.1%	20,957	9.2%	18,161	12.6%	62,559	10.7%
Amortization of intangible assets	1,329	0.6%	575	0.3%	1,897	1.3%	3,801	0.7%
Non-cash share-based compensation	2,765	1.3%	1,772	0.8%	1,732	1.2%	6,269	1.1%
Adjusted operating income (non-GAAP)	$27,535	13.1%	$23,304	10.2%	$21,790	15.2%	$72,629	12.5%

	Three Months Ended February 28, 2021
	Home & Outdoor		Health & Wellness		Beauty		Total
Operating income (loss), as reported (GAAP)	$16,193	10.0%	$(1,679)	(0.7)%	$10,011	8.5%	$24,525	4.8%
Asset impairment charges	—	—%	—	—%	8,452	7.1%	8,452	1.7%
Restructuring charges	(2)	—%	(6)	—%	3	—%	(5)	—%
Subtotal	16,191	10.0%	(1,685)	(0.7)%	18,466	15.6%	32,972	6.5%
Amortization of intangible assets	514	0.3%	1,196	0.5%	2,406	2.0%	4,116	0.8%
Non-cash share-based compensation	2,254	1.4%	2,025	0.9%	1,485	1.3%	5,764	1.1%
Adjusted operating income (non-GAAP)	$18,959	11.7%	$1,536	0.7%	$22,357	18.9%	$42,852	8.4%

	Fiscal Year Ended February 28, 2022
	Home & Outdoor (2)		Health & Wellness		Beauty		Total
Operating income, as reported (GAAP)	$134,925	15.6%	$39,217	5.0%	$98,408	17.0%	$272,550	12.3%
Acquisition-related expenses	2,424	0.3%	—	—%	—	—%	2,424	0.1%
EPA compliance costs	—	—%	32,354	4.2%	—	—%	32,354	1.5%
Restructuring charges	369	—%	—	—%	11	—%	380	—%
Subtotal	137,718	15.9%	71,571	9.2%	98,419	17.0%	307,708	13.8%
Amortization of intangible assets	2,891	0.3%	2,284	0.3%	7,589	1.3%	12,764	0.6%
Non-cash share-based compensation	13,812	1.6%	12,001	1.5%	8,805	1.5%	34,618	1.6%
Adjusted operating income (non-GAAP)	$154,421	17.8%	$85,856	11.0%	$114,813	19.8%	$355,090	16.0%

	Fiscal Year Ended February 28, 2021
	Home & Outdoor		Health & Wellness		Beauty		Total
Operating income, as reported (GAAP)	$122,487	16.8%	$94,103	10.6%	$64,898	13.5%	$281,488	13.4%
Asset impairment charges	—	—%	—	—%	8,452	1.8%	8,452	0.4%
Restructuring charges	249	—%	(6)	—%	107	—%	350	—%
Subtotal	122,736	16.9%	94,097	10.6%	73,457	15.3%	290,290	13.8%
Amortization of intangible assets	2,055	0.3%	8,611	1.0%	6,977	1.4%	17,643	0.8%
Non-cash share-based compensation	10,278	1.4%	9,191	1.0%	6,949	1.4%	26,418	1.3%
Adjusted operating income (non-GAAP)	$135,069	18.6%	$111,899	12.6%	$87,383	18.2%	$334,351	15.9%

Reconciliation of Non-GAAP Financial Measures – EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (6)
(Unaudited) (in thousands)

	Three Months Ended February 28, 2022
	Home & Outdoor (2)	Health & Wellness	Beauty	Total
Operating income, as reported (GAAP)	$22,622	$9,601	$18,161	$50,384
Depreciation and amortization	3,855	2,812	3,080	9,747
Non-operating income, net	—	—	75	75
EBITDA (non-GAAP)	26,477	12,413	21,316	60,206
Add: Acquisition-related expenses	819	—	—	819
EPA compliance costs	—	11,356	—	11,356
Non-cash share-based compensation	2,765	1,772	1,732	6,269
Adjusted EBITDA (non-GAAP)	$30,061	$25,541	$23,048	$78,650

	Three Months Ended February 28, 2021
	Home & Outdoor	Health & Wellness	Beauty	Total
Operating income (loss), as reported (GAAP)	$16,193	$(1,679)	$10,011	$24,525
Depreciation and amortization	2,590	3,122	4,011	9,723
Non-operating income, net	—	—	119	119
EBITDA (non-GAAP)	18,783	1,443	14,141	34,367
Add: Asset impairment charges	—	—	8,452	8,452
Restructuring charges	(2)	(6)	3	(5)
Non-cash share-based compensation	2,254	2,025	1,485	5,764
Adjusted EBITDA (non-GAAP)	$21,035	$3,462	$24,081	$48,578

	Fiscal Year Ended February 28, 2022
	Home & Outdoor (2)	Health & Wellness	Beauty	Total
Operating income, as reported (GAAP)	$134,925	$39,217	$98,408	$272,550
Depreciation and amortization	12,112	10,691	13,026	35,829
Non-operating income, net	—	—	260	260
EBITDA (non-GAAP)	147,037	49,908	111,694	308,639
Add: Acquisition-related expenses	2,424	—	—	2,424
EPA compliance costs	—	32,354	—	32,354
Restructuring charges	369	—	11	380
Non-cash share-based compensation	13,812	12,001	8,805	34,618
Adjusted EBITDA (non-GAAP)	$163,642	$94,263	$120,510	$378,415

	Fiscal Year Ended February 28, 2021
	Home & Outdoor	Health & Wellness	Beauty	Total
Operating income, as reported (GAAP)	$122,487	$94,103	$64,898	$281,488
Depreciation and amortization	9,333	15,453	12,932	37,718
Non-operating income, net	—	—	559	559
EBITDA (non-GAAP)	131,820	109,556	78,389	319,765
Add: Asset impairment charges	—	—	8,452	8,452
Restructuring charges	249	(6)	107	350
Non-cash share-based compensation	10,278	9,191	6,949	26,418
Adjusted EBITDA (non-GAAP)	$142,347	$118,741	$93,897	$354,985

Reconciliation of Non-GAAP Financial Measures – GAAP Income (Loss) and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (6)
(Unaudited) (in thousands, except per share data)

	Three Months Ended February 28, 2022
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$47,123	$7,329	$39,794	$1.94	$0.30	$1.64
Acquisition-related expenses	819	29	790	0.03	—	0.03
EPA compliance costs	11,356	170	11,186	0.47	0.01	0.46
Subtotal	59,298	7,528	51,770	2.44	0.31	2.13
Amortization of intangible assets	3,801	407	3,394	0.16	0.02	0.14
Non-cash share-based compensation	6,269	610	5,659	0.26	0.03	0.23
Adjusted (non-GAAP)	$69,368	$8,545	$60,823	$2.86	$0.35	$2.51

Weighted average shares of common stock used in computing diluted EPS						24,259

	Three Months Ended February 28, 2021
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$21,595	$(577)	$22,172	$0.87	$(0.02)	$0.90
Asset impairment charges	8,452	1,009	7,443	0.34	0.04	0.30
Restructuring charges	(5)	—	(5)	—	—	—
Subtotal	30,042	432	29,610	1.21	0.02	1.20
Amortization of intangible assets	4,116	214	3,902	0.17	0.01	0.16
Non-cash share-based compensation	5,764	520	5,244	0.23	0.02	0.21
Adjusted (non-GAAP)	$39,922	$1,166	$38,756	$1.61	$0.05	$1.57

Weighted average shares of common stock used in computing diluted EPS						24,737

	Three Months Ended February 29, 2020
	(Loss) Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$(6,078)	$(2,923)	$(3,155)	$(0.24)	$(0.12)	$(0.13)
Acquisition-related expenses	1,071	16	1,055	0.04	—	0.04
Asset impairment charges	41,000	4,574	36,426	1.61	0.18	1.43
Restructuring charges	2,252	93	2,159	0.09	—	0.08
Subtotal	38,245	1,760	36,485	1.51	0.07	1.44
Amortization of intangible assets	8,142	624	7,518	0.32	0.02	0.30
Non-cash share-based compensation	4,186	369	3,817	0.16	0.01	0.15
Adjusted (non-GAAP)	$50,573	$2,753	$47,820	$1.99	$0.11	$1.88

Weighted average shares of common stock used in computing diluted EPS						25,403

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (6)
(Unaudited) (in thousands, except per share data)

	Fiscal Year Ended February 28, 2022
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$259,966	$36,202	$223,764	$10.65	$1.48	$9.17
Acquisition-related expenses	2,424	87	2,337	0.10	—	0.10
EPA compliance costs	32,354	485	31,869	1.33	0.02	1.31
Restructuring charges	380	6	374	0.02	—	0.02
Subtotal	295,124	36,780	258,344	12.09	1.51	10.58
Amortization of intangible assets	12,764	1,010	11,754	0.52	0.04	0.48
Non-cash share-based compensation	34,618	2,965	31,653	1.42	0.12	1.30
Adjusted (non-GAAP)	$342,506	$40,755	$301,751	$14.03	$1.67	$12.36

Weighted average shares of common stock used in computing diluted EPS						24,410

	Fiscal Year Ended February 28, 2021
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$269,430	$15,484	$253,946	$10.69	$0.61	$10.08
Asset impairment charges	8,452	1,009	7,443	0.34	0.04	0.30
Restructuring charges	350	2	348	0.01	—	0.01
Tax reform	—	9,357	(9,357)	—	0.37	(0.37)
Subtotal	278,232	25,852	252,380	11.04	1.03	10.02
Amortization of intangible assets	17,643	865	16,778	0.70	0.03	0.67
Non-cash share-based compensation	26,418	1,926	24,492	1.05	0.08	0.97
Adjusted (non-GAAP)	$322,293	$28,643	$293,650	$12.79	$1.14	$11.65

Weighted average shares of common stock used in computing diluted EPS						25,196

	Fiscal Year Ended February 29, 2020
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$165,940	$13,607	$152,333	$6.55	$0.54	$6.02
Acquisition-related expenses	2,546	38	2,508	0.10	—	0.10
Asset impairment charges	41,000	4,574	36,426	1.62	0.18	1.44
Restructuring charges	3,313	161	3,152	0.13	0.01	0.12
Subtotal	212,799	18,380	194,419	8.40	0.73	7.68
Amortization of intangible assets	21,271	1,245	20,026	0.84	0.05	0.79
Non-cash share-based compensation	22,929	1,803	21,126	0.91	0.07	0.83
Adjusted (non-GAAP)	$256,999	$21,428	$235,571	$10.15	$0.85	$9.30

Weighted average shares of common stock used in computing diluted EPS						25,322

Consolidated Core and Non-Core Net Sales and Reconciliation of Non-GAAP Financial Measures – Core and Non-Core Adjusted Diluted EPS (Non-GAAP) (3) (6)
(Unaudited) (in thousands, except per share data)

	Three Months Ended Last Day of February,
	2022	2021	$ Change	% Change
Sales revenue, net
Core	$578,141	$493,458	$84,683	17.2%
Non-Core	3,879	15,917	(12,038)	(75.6)%
Total	$582,020	$509,375	$72,645	14.3%

	Three Months Ended Last Day of February,
	2022	2021	$ Change	% Change
Adjusted Diluted EPS (non-GAAP)
Core	$2.51	$1.42	$1.09	76.8%
Non-Core	—	0.15	(0.15)	(100.0)%
Total	$2.51	$1.57	$0.94	59.9%

	Three Months Ended Last Day of February,
Core Business:	2022	2021
Diluted EPS, as reported	$1.64	$1.05
Acquisition-related expenses, net of tax	0.03	—
EPA compliance costs, net of tax	0.46	—
Subtotal	2.13	1.05
Amortization of intangible assets, net of tax	0.14	0.16
Non-cash share-based compensation, net of tax	0.23	0.21
Adjusted Diluted EPS (non-GAAP)	$2.51	$1.42

	Three Months Ended Last Day of February,
Non-Core Business:	2022	2021
Diluted EPS, as reported	$—	$(0.15)
Asset impairment charges, net of tax	—	0.30
Adjusted Diluted EPS (non-GAAP)	$—	$0.15

Diluted EPS, as reported (GAAP)	$1.64	$0.90

Consolidated Core and Non-Core Net Sales and Reconciliation of Non-GAAP Financial
Measures – Core and Non-Core Adjusted Diluted EPS (Non-GAAP) (3) (6)
(Unaudited) (in thousands, except per share data)

	Fiscal Years Ended Last Day of February,
	2022	2021	$ Change	% Change
Sales revenue, net
Core	$2,189,239	$2,020,453	$168,786	8.4%
Non-Core	34,116	78,346	(44,230)	(56.5)%
Total	$2,223,355	$2,098,799	$124,556	5.9%

	Fiscal Years Ended Last Day of February,
	2022	2021	$ Change	% Change
Adjusted Diluted EPS (non-GAAP)
Core	$12.18	$11.03	$1.15	10.4%
Non-Core	0.18	0.62	(0.44)	(71.0)%
Total	$12.36	$11.65	$0.71	6.1%

	Fiscal Years Ended Last Day of February,
Core Business:	2022	2021
Diluted EPS, as reported	$9.00	$9.76
Acquisition-related expenses, net of tax	0.10	—
EPA compliance costs, net of tax	1.31	—
Restructuring charges, net of tax	0.02	0.01
Tax Reform	—	(0.37)
Subtotal	10.41	9.40
Amortization of intangible assets, net of tax	0.48	0.67
Non-cash share-based compensation, net of tax	1.29	0.97
Adjusted Diluted EPS (non-GAAP)	$12.18	$11.03

	Fiscal Years Ended Last Day of February,
Non-Core Business:	2022	2021
Diluted EPS, as reported	$0.17	$0.32
Asset impairment charges, net of tax	—	0.30
Subtotal	0.17	0.62
Non-cash share-based compensation, net of tax	0.01	—
Adjusted Diluted EPS (non-GAAP)	$0.18	$0.62

Diluted EPS, as reported (GAAP)	$9.17	$10.08

Reconciliation of Non-GAAP Financial Measures – Core and Non-Core GAAP Operating Income (Loss) to Core and Non-Core Adjusted Operating Income (Non-GAAP) (3) (6)
(Unaudited) (in thousands)

	Fiscal Year Ended February 28, 2022
	Core Business		Non-Core Business		Consolidated
Operating income, as reported (GAAP)	$267,004	12.2%	$5,546	16.3%	$272,550	12.3%
Acquisition-related expenses	2,424	0.1%	—	—%	2,424	0.1%
EPA compliance costs	32,354	1.5%	—	—%	32,354	1.5%
Restructuring charges	380	—%	—	—%	380	—%
Subtotal	302,162	13.8%	5,546	16.3%	307,708	13.8%
Amortization of intangible assets	12,764	0.6%	—	—%	12,764	0.6%
Non-cash share-based compensation	34,386	1.6%	232	0.7%	34,618	1.6%
Adjusted operating income (non-GAAP)	$349,312	16.0%	$5,778	16.9%	$355,090	16.0%

	Fiscal Year Ended February 28, 2021
	Core Business		Non-Core Business		Consolidated
Operating income, as reported (GAAP)	$272,783	13.5%	$8,705	11.1%	$281,488	13.4%
Asset impairment charges	—	—%	8,452	10.8%	8,452	0.4%
Restructuring charges	350	—%	—	—%	350	—%
Subtotal	273,133	13.5%	17,157	21.9%	290,290	13.8%
Amortization of intangible assets	17,643	0.9%	—	—%	17,643	0.8%
Non-cash share-based compensation	26,203	1.3%	215	0.3%	26,418	1.3%
Adjusted operating income (non-GAAP)	$316,979	15.7%	$17,372	22.2%	$334,351	15.9%

	Fiscal Year Ended February 29, 2020
	Core Business		Non-Core Business		Consolidated
Operating income (loss), as reported (GAAP)	$208,011	12.9%	$(29,760)	(32.2)%	$178,251	10.4%
Acquisition-related expenses	2,546	0.2%	—	—%	2,546	0.1%
Asset impairment charges	—	—%	41,000	44.4%	41,000	2.4%
Restructuring charges	2,817	0.2%	496	0.5%	3,313	0.2%
Subtotal	213,374	13.2%	11,736	12.7%	225,110	13.2%
Amortization of intangible assets	13,511	0.8%	7,760	8.4%	21,271	1.2%
Non-cash share-based compensation	22,496	1.4%	433	0.5%	22,929	1.3%
Adjusted operating income (non-GAAP)	$249,381	15.4%	$19,929	21.6%	$269,310	15.8%

	Fiscal Year Ended February 28, 2019
	Core Business		Non-Core Business		Consolidated
Operating income, as reported (GAAP)	$176,189	12.1%	$23,190	22.5%	$199,379	12.7%
Restructuring charges	3,224	0.2%	362	0.4%	3,586	0.2%
Subtotal	179,413	12.3%	23,552	22.8%	202,965	13.0%
Amortization of intangible assets	13,215	0.9%	989	1.0%	14,204	0.9%
Non-cash share-based compensation	21,777	1.5%	276	0.3%	22,053	1.4%
Adjusted operating income (non-GAAP)	$214,405	14.7%	$24,817	24.0%	$239,222	15.3%

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information
(Unaudited) (in thousands)

	Last Day of February,
	2022	2021
Balance Sheet:
Cash and cash equivalents	$33,381	$45,120
Receivables, net	457,623	382,449
Inventory	557,992	481,611
Assets held for sale	1,942	39,867
Total assets, current	1,082,080	971,937
Total assets	2,823,451	2,263,488
Total liabilities, current	602,690	614,892
Total long-term liabilities	893,422	409,249
Total debt	813,216	343,630
Stockholders’ equity	1,327,339	1,239,347
Liquidity:
Working capital	$479,390	$357,045

	Fiscal Years Ended Last Day of February,
	2022	2021
Cash Flow:
Depreciation and amortization	$35,829	$37,718
Net cash provided by operating activities	140,823	314,106
Capital and intangible asset expenditures	78,039	98,668
Net debt proceeds	468,600	7,100
Payments for repurchases of common stock	188,204	203,294

Reconciliation of Non-GAAP Financial Measures – GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (6)
(Unaudited) (in thousands)

	Fiscal Years Ended Last Day of February,
	2022	2021
Net cash provided by operating activities (GAAP)	$140,823	$314,106
Less: Capital and intangible asset expenditures	(78,039)	(98,668)
Free cash flow (non-GAAP)	$62,784	$215,438

Fiscal 2023 Outlook for Net Sales Revenue (3)
(Unaudited)
(in thousands)

Consolidated:	Fiscal 2022	Outlook Fiscal 2023
Net sales revenue	$2,223,355	$2,375,000	—	$2,420,000
Net sales revenue growth		6.8%	—	8.8%

Core Business:
Net sales revenue	$2,189,239	$2,375,000	—	$2,420,000
Net sales revenue growth		8.5%	—	10.5%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2023 Outlook for GAAP Diluted Earnings Per Share (“EPS”) to Adjusted Diluted EPS (Non-GAAP) (3) (6)  (Unaudited)

Consolidated:	Fiscal Year Ended February 28, 2022	Outlook Fiscal 2023
Diluted EPS, as reported (GAAP)	$9.17	$9.92	—	$10.38
Acquisition-related expenses, net of tax	0.10	0.05	—	0.03
EPA compliance costs, net of tax	1.31	0.72	—	0.62
Restructuring charges, net of tax	0.02	—	—	—
Subtotal	10.58	10.69	—	11.03
Amortization of intangible assets, net of tax	0.48	0.69	—	0.67
Non-cash share-based compensation, net of tax	1.30	1.35	—	1.33
Adjusted diluted EPS (non-GAAP)	$12.36	$12.73	—	$13.03

Adjusted diluted EPS (non-GAAP) growth		3.0%	—	5.4%

Core Business:	Fiscal Year Ended February 28, 2022	Outlook Fiscal 2023
Diluted EPS, as reported (GAAP)	$9.00	$9.92	—	$10.38
Acquisition-related expenses, net of tax	0.10	0.05	—	0.03
EPA compliance costs, net of tax	1.31	0.72	—	0.62
Restructuring charges, net of tax	0.02	—	—	—
Subtotal	10.41	10.69	—	11.03
Amortization of intangible assets, net of tax	0.48	0.69	—	0.67
Non-cash share-based compensation, net of tax	1.29	1.35	—	1.33
Adjusted diluted EPS (non-GAAP)	$12.18	$12.73	—	$13.03

Adjusted diluted EPS (non-GAAP) growth		4.5%	—	7.0%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2023 Outlook for Effective Tax Rate (GAAP) to Adjusted Effective Tax Rate (Non-GAAP) (3) (6) (Unaudited)

Consolidated & Core Business:	Outlook Fiscal 2023
Effective tax rate, as reported (GAAP)	13.0%	—	14.0%
Acquisition-related expenses	—%	—	—%
EPA compliance costs	(0.7)%	—	(0.6)%
Subtotal	12.3%	—	13.4%
Amortization of intangible assets	(0.2)%	—	(0.2)%
Non-cash share-based compensation	(0.4)%	—	(0.5)%
Adjusted effective tax rate (non-GAAP)	11.7%	—	12.7%

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release
(1)Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales revenue. Net sales revenue from internally developed brands or product lines is considered Organic business activity.
(2)Fiscal 2022 includes approximately nine weeks of operating results from Osprey, acquired on December 29, 2021.
(3)The Company defines Core business as strategic business that it expects to be an ongoing part of its operations, and Non-Core business as business or net assets (including net assets held for sale) that it expects to divest within a year of its designation as Non-Core.
(4)Leadership Brand net sales consists of revenue from the OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar.
(5)Online channel net sales revenue includes direct to consumer online net sales, net sales to retail customers fulfilling end-consumer online orders and net sales to pure-play online retailers.
(6)This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Core and Non-Core Adjusted Operating Income, Core and Non-Core Adjusted Operating Margin, Adjusted Effective Tax Rate, Core Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted EPS, Core and Non-Core Adjusted Diluted EPS, EBITDA, Adjusted EBITDA and Free Cash Flow (“Non-GAAP Financial Measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP financial measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these non-GAAP measures facilitate a more direct comparison of the Company’s performance with its competitors. The Company further believes that including the excluded charges and benefits would not accurately reflect the underlying performance of the Company’s operations for the period in which the charges and benefits are incurred, even though such charges and benefits may be incurred and reflected in the Company’s GAAP financial results in the near future. The material limitation associated with the use of the non-GAAP measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.
(7)Charges incurred in conjunction with EPA packaging compliance for certain products in the air filtration, water filtration and humidification categories within the Health & Wellness segment.
(8)Acquisition-related expenses associated with the definitive agreement to acquire Osprey included in SG&A for the fiscal quarter and year ended February 28, 2022.
(9)Amortization of intangible assets.
(10)Non-cash share-based compensation.
(11)Asset impairment charges related to goodwill and intangible assets. The impairment charges were related to assets of the Personal Care business classified as held for sale within the Beauty segment
(12)Charges incurred in connection with the Company’s restructuring plan (Project Refuel).